Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
ProCentury Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-114646) of ProCentury Corporation of our report dated March 23, 2005 with respect to the consolidated balance sheets of ProCentury Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2004 and all related consolidated financial statement schedules, which report appears in the December 31, 2004 annual report on Form 10-K of ProCentury Corporation and to the reference to our firm under the heading “Selected Consolidated Financial Data” in the Form 10-K. Our report states that ProCentury Corporation adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangibles” in 2002.

/s/ KPMG LLP

Columbus, Ohio
March 23, 2005